Exhibit 10.1
KSOP 3.09
ELEVENTH AMENDMENT TO THE AMENDED AND RESTATED
KAYDON CORPORATION
EMPLOYEE STOCK OWNERSHIP AND THRIFT PLAN
     ELEVENTH AMENDMENT to the above Plan made by the duly authorized officers of the Company effective as provided below.
1.	Recitation. The Employer has determined that an amendment to the Plan is desirable to suspend matching contributions under the Plan at Tridan International, Inc. and Indiana Precision, Inc.

2.	Amendment. The Plan is amended at Appendix J as follows:
     (a) At Section 4.1(f), to suspend Matching Contributions for Participants employed at Tridan International, Inc. or Indiana Precision, Inc. based on elective deferral contributions made out of Compensation earned on or after March 29, 2009; and
     (b) At Section 6.2(f), to suspend any allocation of Matching Contributions to Participants employed at Tridan International, Inc. or Indiana Precision, Inc. based on elective deferral contributions made out of Compensation earned on or after March 29, 2009.
3.	Substitution. The Amendment is incorporated in revised plan pages which are attached to this Amendment. The pages have been substituted for their respective counterparts in the Plan as amended. The pages deleted shall be preserved, attached to the Amendment and marked in the upper right hand corner to indicated that they were AMENDED by this Amendment.

KAYDON CORPORATION

By		/s/ Tony Behrman

Tony Behrman
	Its	VP – Human Resources

And		/s/ Debra Crane

Debra Crane
	Its	V. P., General Counsel

KSOP 3.09
APPENDIX J
Canfield Technologies, Inc.
Tridan International, Inc. and
Indiana Precision, Inc.
The following sections of the Plan are added or modified as follows:
     Section 1.1 to add the following sentence:
     “Employees of Canfield Technologies, Inc., Tridan International, Inc. and Indiana Precision, Inc. are added to the Plan effective October 1, 2000.
     Section 2.7 to add the following sentence:
     “Employee also excludes persons included in a collective bargaining unit at Canfield Technologies, Inc.
     New Section 2.7A is added as follows:
     2.7A Employee Group. The Employee Groups are:
     (a) Canfield. Employees of Canfield Technologies, Inc. not included in a collective bargaining unit.
     (b) Tridan. Employees of Tridan International, Inc.
     (c) Indiana Precision. Employees of Indiana Precision, Inc.
     (d) Other Non-Bargaining Unit. Employees of all other Employers not included in a collective bargaining unit.
     (e) Other Bargaining Unit. Employees of all other Employers included in a participating collective bargaining unit.
     New Section 2.10A is added as follows:
     2.10A Matching Contribution. A Matching Contribution is any Employer Contribution made to the Plan on behalf of an Active Participant on

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account of an Elective Contribution made by the Active Participant for the Plan Year or any forfeiture allocated on the basis of Matching or Elective Contributions, excluding any contribution or allocation used to meet the top heavy minimum contribution or benefit requirement of Code Section 416 and any Matching Contribution to the extent considered for purposes of Code Section 401 (k) testing.
     Section 2.17(c) to add the following sentence:
     “A Year of Service also includes Years of Service credited prior to October 1, 2000 with Canfield Technologies, Inc., Tridan International, Inc., or Indiana Precision, Inc.
     New Subsections 3.2(b)(v), (vi) and (vii) are added as follows:
     (v) Canfield. Each Employee who was a participant in the Canfield Technologies, Inc. Simple IRA on August 27,2000 who was employed by an Employer on October 1, 2000 became an Active Participant in this Plan on October 1, 2000;
     (vi) Tridan. Each Employee who was a participant in the Tridan International, Inc. 401 (k) Profit Sharing Plan on August 27, 2000 who was employed by an Employer on October 1, 2000 became an Active Participant in this Plan on October 1, 2000; and
     (vii) Indiana Precision. Each Employee who was a participant in the Indiana Precision, Inc. 401 (k) Profit Sharing Plan on August 27, 2000 who was employed by an Employer on October 1, 2000 became an Active Participant in this Plan on October 1, 2000.
     Section 4.1 (b) is deleted and replaced with new Section 4.1 (b) as follows:

KSOP 3.09
     (b) Regular Profit Sharing. May contribute a Regular Profit Sharing Contribution. The amount of the contribution, if any, is determined by the Board of Directors of each Employer for its Employee Group or Groups in its discretion (or as required by the applicable collective bargaining agreements), subject to the maximum limitations of this Plan. The tentative contribution is reduced by the amount of forfeitures to be reallocated to Employer Accounts on the Allocation Date after the allocation of forfeitures as Matching Contribution. A Regular Profit Sharing Contribution is allocated under Article VI and is subject to the applicable Vesting Schedule.
     New Section 4.1(f) is added as follows:
     (f) Matching. For Canfield Technologies, Inc., Tridan International, Inc. and Indiana Precision, Inc. only, contribute a Matching Contribution which is the sum of $0.25 for each dollar of each eligible Participant’s Elective Contributions (excluding Catch-Up Contributions) which do not exceed the appropriate limits, except that no Matching Contribution shall be made for Participants employed at Tridan International, Inc. or Indiana Precision, Inc. based on elective deferral contributions made out of Compensation earned on or after March 29, 2009.
     The tentative contribution is reduced by the amount of forfeitures to be reallocated to Employer Accounts on the Allocation Date. The Matching Contribution is allocated under Article VI and is subject to the applicable Vesting Schedule.
     Section 6.1(a)(i) to add the following sentence:
     “This Account also includes prior plan profit-sharing amounts rolled-over into this Plan.”
     New Subsection 6.1 (a)(viii) is added as follows:

KSOP 3.09
     (viii) Employer Matching Contributions Account. The Accounts to which any Employer Matching Contributions and amounts rolled-over to this Plan are credited;
     The preface of Section 6.2 is deleted and replaced with a new preface as follows:
     6.2 Allocation of Employer Contributions. Employer Regular Profit Sharing Contributions for the Plan Year are allocated to the Employer Regular Profit Sharing Accounts of Active Participants who complete one thousand (1,000) Hours of Service during the Plan Year and are Employees in the designated Employee Group of the Employer making the contribution on the last day of that Plan Year, or who are Employees in that Employee Group during the Plan Year but who retire, die, or become Disabled during the Plan Year, first, to each Employee Group as provided in a resolution of the Employer and, second, within each Employee Group in the proportion which the Compensation of each Active Participant within that Employee Group for the Plan Year bears to the aggregate of the Compensation of the Active Participants within that Employee group for the Plan Year (or as otherwise required by an applicable collective bargaining agreement), subject to the Testing Adjustment.
     New Subsection 6.2(f) is added as follows:
     (f) Matching. Matching Contributions are allocated to the Matching Account of each Active Participant employed by Canfield Technologies, Inc., Tridan International, Inc. or Indiana Precision, Inc. eligible for an allocation of Employer Regular Profit Sharing Contributions for the Plan Year based on each eligible Active Participant’s Elective Contributions for the year which are eligible for a Matching Contribution as provided under Article IV. The amount allocated is $0.25 for each dollar of the Participant’s Elective Contributions up to the maximum Elective Contribution allowed the

KSOP 3.09
Participant for the year, except that no Matching Contribution shall be allocated to Participants employed at Tridan International, Inc. or Indiana Precision, Inc. based on elective deferral contributions made out of Compensation earned on or after March 29, 2009.
     Section 6.3 is deleted and replaced with new Section 6.3 as follows:
     6.3 Allocation of Forfeitures. Forfeitures from the Non-Vested Accounts of participants who have incurred five (5) consecutive Breaks in Service, received a distribution of their entire Vested Account Balance, or died after terminating employment during the Plan Year are first allocated to reduce any Forfeiture Restoration Contribution. Any remaining forfeitures are allocated first in the same manner as Matching Contributions and next in the same manner as Employer Regular Profit Sharing Contributions. Forfeitures allocated as Contributions reduce the contribution of the Employer for the year.
     The preface of Section 6.5 is deleted and replaced with a new preface as follows:
     6.5 Vesting. The Account Balance in each Account other than the Employer Regular Profit Sharing and the Employer Matching Contributions Account, if any, is fully vested and nonforfeitable at all times. The Account Balance in each Employer Regular Profit Sharing Account and each Employer Matching Contributions Account is fully vested and nonforfeitable upon the Participant’s attainment of Normal Retirement Age, Death, or Disability while an employee of the Employer (or Affiliated Employer) and under one or a combination of the following Vesting Schedules:
     New Subsection 6.5(e) is added as follows:

KSOP 3.09
     (e) Matching. Effective for Matching Contributions attributable to Plan Year beginning on and after January 1, 2002, the schedule applicable to Employer Matching contributions is:

Years of Service for Vesting Purposes	Percentage
To Date Employment Terminated	Vested
Less than 1 year	0%
1 year but less than 2 year	10%
2 year but less than 3 year	20%
3 year but less than 4 year	40%
4 year but less than 5 year	60%
5 year but less than 6 year	80%
6 year or more	100%
     New Section 7.16 is added as follows:
     7.16 Loans. An Active Participant, a participant who is a party in interest under ERISA with respect to the Plan, or a beneficiary of a deceased participant who was a party in interest (other than an Owner-Employee or Shareholder-Employee) may maintain a loan rolled-over to this Plan from a plan maintained by Canfield Technologies, Inc., Tridan International, Inc. or Indiana Precision, Inc. which was qualified under Section 401 (a) of the Code in which the participant was not an owner-employee or a shareholder-employee. The Committee may authorize continuation of the loan on the terms and conditions prescribed in this Section and in Appendix J.
(a) Maximum Amount. A loan is limited to the lesser of:
(i) Maximum Dollar Amount. $50,000.00, reduced by the excess of:
          (A) Prior Balance. The highest outstanding balance of loans from the Plan during the 1 -year period ending on the day before the date on which the loan is made, over
          (B) Outstanding Balance. The outstanding balance of loans from the Plan on the date on which the loan is made;

KSOP 3.09
          (ii) One-Half Vested Account. One-half (1/2) of the participant’s Vested Account Balance; or
          (iii) Aggregation. The amount tentatively determined in (i) or (ii) above reduced by the aggregate outstanding principal balance of all loans from any qualified plans maintained by the Employer (or Affiliated Employer).
     (b) Spousal Consent. The Committee may accept the loan only if spousal consent of any Qualifying Spouse was obtained within ninety (90) days before the loan or the Committee determines that spousal consent was not required.
     (c) Conditions. Loans: constitute an investment of the participant’s Account; must be evidenced by a promissory note bearing a reasonable rate of interest, providing for level amortization and having a definite maturity date or repayment schedule with payments not less frequently than quarterly; and must be secured by a mortgage, pledge, guarantee or other adequate collateral. The participant must demonstrate a realistic plan and intention for repayment of any loan.
     (d) Term. The term for repayment of the note must not exceed five (5) years unless the participant or beneficiary certified that the proceeds of the loan would be used for the acquisition or construction of a structure which was used, within a reasonable time determined at the time the loan was made, as the principal residence of the participant.
     (e) Set Off. If a participant or beneficiary dies, retires, is totally and permanently disabled, terminates employment, revokes a payroll deduction payment authorization, requests a distribution which would cause the remaining Account Balance to fail to be adequate security under ERISA, or defaults under the terms of the loan or any agreement securing the loan, or if the Plan is terminated, with all or a portion of the note (including principal and interest) outstanding, the balance in the Account and all benefits payable

KSOP 3.09
under the Plan are reduced by the outstanding amount at the earliest time which will not cause disqualification of the Plan.
     (f) Accounting. For purposes of allocating earnings, losses and adjustments in value of the Trust, the participant’s Account is reduced by the principal amount of any loan outstanding. Interest paid on the loan is credited directly to the participant’s Account.
     (g) Suspension of Loan Payments. If permitted by the administrator, loan payments shall be suspended for a period that a Participant is on a leave of absence either without compensation or at a level of compensation that is less than the amount of the installment payments required under the terms of the loan.
(i) Length of Suspension/Due Date.
     (A) Military Leave of Absence. If a Participant is performing service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code), whether or not Qualified military Service, loan payments shall be suspended until the end of the leave of absence. The loan, including accrued interest, must be repaid by the end of the period that equals the original term of the loan plus the period of military service.
     (B) General Leave of Absence. For all other leaves of absences, loan payments shall be suspended for the period of the leave of absence, but not longer than one year. The loan, including accrued interest, must be repaid by the latest date permitted under (c)(ii) above.
     (ii) Payments on Resumption. The installment payments due at the end of the suspension must be at least equal to, and as frequent as, those required under the original terms of the loan. If installment

KSOP 3.09
payments are not increased on resumption of payment, the Participant must repay the entire remaining balance of the loan on the due date specified in (i) above.
     Section 9.9 to add the following sentence:
     “Expenses not paid by Kaydon Corporation shall be charged against participants’ accounts in a reasonable manner.”